Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 July 16, 2009

$ AutoCallable Notes due August 8, 2011 Linked to the iShares® MSCI Germany Index Fund Medium-Term Notes, Series A, No. E-3423

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	August 4, 2009

Issue Date:	August 7, 2009

Final Valuation Date:	August 3, 2011*

Maturity Date:	August 8, 2011* (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShare® MSCI Germany Index Fund (the “ETF” or the “Linked Share”) (Bloomberg ticker symbol “EWG”)

Automatic Call:	On any observation date, if the closing price of the linked share is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per Note equal to the call price payable on the applicable early redemption date

Premium Payment:	On any observation date, if the Notes are not automatically called and if the closing price of the linked share is greater than or equal to the protection price, a cash payment per Note equal to $1,000 multiplied by the Premium Percentage will be payable on the applicable premium payment date

Observation Dates*:	February 3, 2010, August 3, 2010 and February 3, 2011

Early Redemption Date:	Third Business Day after the applicable observation date

Premium Payment Date:	Third Business Day after the applicable observation date

Call Price:	For every $1,000 principal amount of the Note, you will receive a cash payment of $1,000 plus a call premium equal to $1,000 multiplied by the Premium Percentage

Protection Price:	80% of the initial price

Payment at Maturity:

If the Notes are not automatically called prior to maturity and

•        if the final price of the linked share is greater than or equal to the protection price, you will receive at maturity a cash payment of $1,000 plus a premium equal to $1,000 multiplied by the Premium Percentage

•        if the final price of the linked share is less than the protection price, you will receive at maturity a cash payment equal to the principal amount of the Notes plus the principal amount of the Notes multiplied by the Reference Asset Return

Assuming the Notes are not called, you may lose some or all of your investment at maturity

Premium Percentage:	7%-8%** ** Actual premium percentage will be determined on initial valuation date and will not be less than 7.00%

Reference Asset Return:	The performance of the linked share from the initial valuation date to the final valuation date, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	, the closing price of the linked share on the initial valuation date.

Final Price:	The closing price of the linked share on the final valuation date.

Business Day:	New York

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06739J LV3 and US06739JLV34

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

FWP–2

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values based on the assumptions outlined below, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked share, based on certain percentage changes between the initial price and the final price of the linked share and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the issue date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked Share: EWG

Initial Price: $18.57

Protection Price: 80% of the initial price

Premium Percentage: 7%

Observation Dates: January 25, 2010, July 26, 2010 and January 25, 2011

Final Valuation Date: July 25, 2011

Maturity date: August 8, 2011

Table of Hypothetical Values

If Notes are called on the first observation date

	-
Final Price* (% Change from Initial Price)	Investment in the Notes	Direct Investment in the Linked Share
+ 100%	$1,070	$2,000
+ 90%	$1,070	$1,900
+ 80%	$1,070	$1,800
+ 70%	$1,070	$1,700
+ 60%	$1,070	$1,600
+ 50%	$1,070	$1,500
+ 40%	$1,070	$1,400
+ 30%	$1,070	$1,300
+ 20%	$1,070	$1,200
+ 10%	$1,070	$1,100
+ 5%	$1,070	$1,050

0%	$1,070	$1,000

- 5%	$1,070	$ 950
- 10%	$1,070	$ 900
- 20%	$1,070	$ 800
- 30%	$1,070	$ 700
- 40%	$1,070	$ 600
- 50%	$1,070	$ 500
- 60%	$1,070	$ 400
- 70%	$1,070	$ 300
- 80%	$1,070	$ 200
- 90%	$1,070	$ 100
- 100%	$1,070	$ 0

*	The closing price of the linked share on the final valuation date

Since Notes are called on the first observation date, you will receive on the first early redemption date a cash payment per Note equal to $1000 plus $1000 multiplied by the Premium Percentage of 7% i.e. $1,070 regardless of the performance of the linked share on the final valuation date. Your return on the Notes in this scenario would be 7%.

FWP–3

Table of Hypothetical Values

If Notes are called on the third observation date and no

premium are paid prior to the third observation date

	-
Final Price* (% Change from Initial Price)	Investment in the Notes	Direct Investment in the Linked Share
+ 100%	$1,070	$2,000
+ 90%	$1,070	$1,900
+ 80%	$1,070	$1,800
+ 70%	$1,070	$1,700
+ 60%	$1,070	$1,600
+ 50%	$1,070	$1,500
+ 40%	$1,070	$1,400
+ 30%	$1,070	$1,300
+ 20%	$1,070	$1,200
+ 10%	$1,070	$1,100
+ 5%	$1,070	$1,050

0%	$1,070	$1,000

- 5%	$1,070	$ 950
- 10%	$1,070	$ 900
- 20%	$1,070	$ 800
- 30%	$1,070	$ 700
- 40%	$1,070	$ 600
- 50%	$1,070	$ 500
- 60%	$1,070	$ 400
- 70%	$1,070	$ 300
- 80%	$1,070	$ 200
- 90%	$1,070	$ 100
- 100%	$1,070	$ 0

*	The closing price of the linked share on the final valuation date

Since Notes are called on the third observation date and no premiums are paid previously, you will receive on the third early redemption date a cash payment per Note equal to $1,000 plus $1,000 multiplied by the Premium Percentage of 7% i.e. $1,070 regardless of the performance of the linked share on the final valuation date. Your return on the Notes in this scenario would be 7%.

Table of Hypothetical Values

If Notes are called on the third observation date and

premiums are paid previously on two premium payment dates

	-
Final Price* (% Change from Initial Price)	Investment in the Notes	Direct Investment in the Linked Share
+ 100%	$1,210	$2,000
+ 90%	$1,210	$1,900
+ 80%	$1,210	$1,800
+ 70%	$1,210	$1,700
+ 60%	$1,210	$1,600
+ 50%	$1,210	$1,500
+ 40%	$1,210	$1,400
+ 30%	$1,210	$1,300
+ 20%	$1,210	$1,200
+ 10%	$1,210	$1,100
+ 5%	$1,210	$1,050

0%	$1,210	$1,000

- 5%	$1,210	$ 950
- 10%	$1,210	$ 900
- 20%	$1,210	$ 800
- 30%	$1,210	$ 700
- 40%	$1,210	$ 600
- 50%	$1,210	$ 500
- 60%	$1,210	$ 400
- 70%	$1,210	$ 300
- 80%	$1,210	$ 200
- 90%	$1,210	$ 100
- 100%	$1,210	$ 0

*	The closing price of the linked share on the final valuation date

FWP–4

Since Notes are called on the third observation date, you will receive on the third early redemption date a cash payment per Note equal to $1,000 plus $1,000 multiplied by the Premium Percentage of 7% i.e. $1,070 regardless of the performance of the linked share on the final valuation date. In addition, two premiums of $70 each are paid on two premium payment dates. Therefore, your total payment would be $1,210, resulting in the return on the Notes of 21%.

Table of Hypothetical Values

If Notes are NOT called prior to maturity and

premiums are paid previously on two premium payment dates

	-
Final Price* (% Change from Initial Price)	Investment in the Notes	Direct Investment in the Linked Share
+ 100%	$1,210	$2,000
+ 90%	$1,210	$1,900
+ 80%	$1,210	$1,800
+ 70%	$1,210	$1,700
+ 60%	$1,210	$1,600
+ 50%	$1,210	$1,500
+ 40%	$1,210	$1,400
+ 30%	$1,210	$1,300
+ 20%	$1,210	$1,200
+ 10%	$1,210	$1,100
+ 5%	$1,210	$1,050

0%	$1,210	$1,000

- 5%	$1,210	$ 950
- 10%	$1,210	$ 900
- 20%	$1,210	$ 800
- 30%	$ 840	$ 700
- 40%	$ 740	$ 600
- 50%	$ 640	$ 500
- 60%	$ 540	$ 400
- 70%	$ 440	$ 300
- 80%	$ 340	$ 200
- 90%	$ 240	$ 100
- 100%	$ 140	$ 0

*	The closing price of the linked share on the final valuation date

If Notes are not called prior to maturity and the final price is at or above the protection price on the final valuation date, you will receive on maturity date a cash payment per Note equal to $1,000 plus $1,000 multiplied by the Premium Percentage of 7% i.e. $1,070. In addition, two premiums of $70 each are paid on two premium payment dates. Therefore, your total payment would be $1,210, resulting in the return on the Notes of 21%.

If Notes are not called prior to maturity and the final price is below the protection price on the final valuation date, you will receive on maturity date a cash payment per Note equal to the value of the linked share at the final price. In addition, two premiums of $70 each are paid on two premium payment dates. Therefore, your total payment would be the value of the linked share at the final price plus $140, resulting in the return on the Notes equal to the Reference Asset Return plus 14%.

FWP–5

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The observation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—If the closing price of the linked share is greater than or equal to the initial price on an observation date, the Notes will be automatically called and your investment will yield a payment per Note of $1,000 plus 7% x $1,000 plus any premium previously paid. Actual premium percentage will be set on the initial valuation date and will not be less than 7%. If the Notes are not automatically called prior to maturity and the final price is greater than or equal to the protection price, you will receive a payment at maturity per Note of $1,000 equal $1,000 plus $1,000 multiplied by 7% plus any premium previously paid. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due.

•

Potential Early Exit as a Result of Automatic Call Feature—While the original term of the Notes is about two years, the Notes will be called before maturity if the closing price of the linked share on an observation date is at or above the initial price and you will be entitled to a payment per Note of $1,000 plus 7% x 1,000 plus any premium previously paid.

•

Limited Protection Against Loss—If the Notes are automatically called prior to maturity or the final price does not fall below the protection price, you will be entitled to receive at least the full principal amount of your Notes. But if the Notes are not called and the final price is below the protection price, for every 1% that the linked share has declined from the initial price you will lose an amount equal to 1% of the principal amount of your Notes.

•

Certain U.S. Federal Income Tax Considerations—Certain tax consequences of your investment in the Notes are discussed below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

No statutory, judicial or administrative authority directly discusses how your Notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the Notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled contingent income-bearing executory contract with respect to the Linked Share and to not include the Premium Payments into income prior to the sale, call or maturity of the Notes. If your Notes are so treated, you should reduce your basis in your Notes by the amount of the Premium Payments you receive, if any, and you should generally recognize capital gain or loss upon the sale, call or maturity of your Notes in an amount equal to the difference between the total amount you receive in respect of your Notes (including any Premium Payments) and your basis in the Notes (i.e., the amount you paid for your Notes, less any Premium Payments you receive). Subject to the discussion of Section 1260 below, such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

There is no judicial or administrative authority discussing how your Notes should be treated for United States federal income tax purposes. Therefore, other treatments would also be reasonable under current law and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it is possible that your Notes

FWP–6

may be treated as an investment unit consisting of a debt instrument issued by us to you and one or more options with respect to the Linked Share. In such case, a portion of the Premium Payments that you receive, if any, could be taxable as ordinary interest income and a portion could be treated as option premium to be accounted for as additional proceeds from the ultimate sale, call or maturity of the Notes.

Even if your Notes are treated as a prepaid cash-settled contingent income-bearing executory contract in respect of the Linked Share as described above, it is possible that the Internal Revenue Service may assert that you should recognize ordinary income in an amount equal to the Premium Payments you receive (other than a Premium Payment received upon maturity of your Notes), if any, when you receive such payments (i.e., and not reduce your basis in the Notes by such Premium Payments). In addition, it is possible that you could be required to treat any Premium Payment received upon maturity of your Notes as ordinary income (with no corresponding reduction to basis). However, any loss you may recognize upon the sale, call or maturity of your Notes would generally be capital loss, which may result in a disadvantageous mismatch for tax purposes.

It is also possible that the purchase and ownership of the Notes should be treated as a “constructive ownership transaction” with respect to the Linked Share, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the Linked Share, we believe that Section 1260 should not apply at all to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the Linked Share on the date that you purchased your Notes and sold the Linked share on the date of the sale, call or maturity of the Notes. Because application of the constructive ownership rules is unclear, you are urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In addition, it is possible that Notes could be treated as a single debt instrument subject to the special tax rules governing contingent debt instruments. If your Note are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, call or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes and decreased by the projected amount of any Premium Payment previously made in respect of your Notes. Any gain you recognize upon the sale, call or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, it is possible that your Notes may be characterized in whole or in part as a notional principal contract. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your Notes for U.S. federal income tax purposes.

For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

FWP–7

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Notes to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Notes—Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called prior to maturity and the final price declines by more than 20% compared to the initial price, you will lose 1% of your principal amount for every 1% decline in the final price below the protection price.

•

No Participation in the Potential Appreciation of the Linked Share—While the original term of the Notes is two years, the Notes will be called before maturity if the closing price of the linked share is at or above the initial price on any observation date. If the Notes are called or if the final price of the linked share is at or above the protection price, you will be entitled only to the principal amount of the Notes plus the premium percentage of 7% multiplied by the principal amount plus any premium previously paid. The actual premium percentage will be determined on the initial valuation date and will not be less than 7%. You will not be entitled to any appreciation in the linked share on the final valuation date, which may be significant.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked share or the securities composing the index underlying the linked share would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale, call or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked share and the index underlying the linked share;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks composing the index underlying the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of Reference Asset

According to publicly available information, iShares MSCI Germany Index Fund (the “ETF”) is an exchange-traded fund. Shares of the fund are listed and trade at market prices on NYSE Arca, Inc.

The ETF seeks to provide investment results that correspond generally to the price and yield performance of publicly traded securities in the aggregate in the German market, as measured by the MSCI Germany Index (the Index). The Index seeks to measure the performance of the German equity market. The Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion in the Index. The Index is reviewed quarterly. The ETF invests in a representative sample of securities included in the Index that collectively has an investment profile similar to the Index.

Barclays Global Fund Advisors (the “Adviser”) serves as the investment adviser for each iShares fund (each, a “Fund”). On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of the Adviser, accepted a binding offer and entered into an agreement to sell its interests in the Adviser and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”). The BlackRock Transaction is subject to certain regulatory approvals, as well as other conditions to closing.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 811-09729.

Historical Information

The following graph sets forth the historical performance of the linked share based on the daily closing price from January 3, 2000 through July 15, 2009. The closing price of the linked share was $18.57 on July 15, 2009.

We obtained the closing prices of the linked share below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the linked share should not be taken as an indication of future performance, and no assurance can be given as to closing price of the linked share on any of the observation dates and the final valuation date. We cannot give you assurance that the performance of the linked share will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

ERISA Matters

If the purchaser of the Notes is a Plan, it and the fiduciary causing the Plan to purchase the Notes further will be deemed to represent and warrant on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that, in connection with the purchase of the Notes, the Plan will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Notes pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, the fiduciary has (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

“Plan” means, collectively, (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans) to which Section 4975 of the Code applies, or (iv) a governmental or other plan subject to federal, state or local law (“Similar Law”) substantially similar to the fiduciary responsibility provisions of ERISA or the Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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